EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEW YORK CITY REIT ANNOUNCES SECOND QUARTER 2021 RESULTS

New York, August 12, 2021 - New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”), a real estate investment trust that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City, announced today its financial and operating results for the second quarter ended June 30, 2021.

Second Quarter 2021 and Subsequent Event Highlights

•Revenue of $15.0 million
•Net loss attributable to common stockholders was $11.1 million
•Cash net operating income (“NOI”) was $6.0 million, a 6.7% increase from $5.6 million in prior quarter
•Funds from Operations (“FFO”) of $(4.0) million, up from $(5.0) million in first quarter, 2021
•Core Funds from Operations (“Core FFO”) of $(1.9) million, an increase of $0.9 million from last quarter
•Collected 89% of original cash rent1 due in second quarter 2021, including 90% among the top 10 tenants, up from 85% in the first quarter 20212
•73% of annualized straight-line rent from Top 10 tenants is derived from investment grade or implied investment grade3 rated tenants with a weighted-average remaining lease term of 9.2 years
•Portfolio occupancy4 was 84.5% as of June 30, 2021 up from 82.8% last quarter, with weighted-average lease term5 of 6.7 years
•Occupancy at 123 Williams Street increased to 91%, up 4% quarter over quarter
•Forward leasing pipeline6 consists of 14,000 square feet that would increase annualized straight-line rent by $1.3 million, if a signed non-binding letter of intent (“LOI”) leads to a definitive agreement, which is not assured
•Balance sheet with net leverage7 of 38.3% is well positioned with no debt maturities in the next three years and a weighted average debt maturity of 5.6 years 8

“We completed a strong quarter for New York City REIT, continuing our proactive asset management strategy and building a forward leasing pipeline that could add over $1.3 million in annualized straight-line rent” said Michael Weil, CEO of NYC. “Sequential improvement in rent collection, topping 89% this quarter, and Cash NOI, which increased 6.7%, along with portfolio occupancy increasing to 84.5% are evidence that our approach continues to be successful. We are encouraged by the local vaccination rate, which exceeds 70% of the adults in New York City, and look forward to the continued return to normalcy for everyone who lives, works or visits Manhattan.”

Financial Results

	Three Months Ended June 30,
(In thousands, except per share data)	2021	2020
Revenue from tenants	$14,977	$18,562

Net loss attributable to common stockholders	$(11,052)	$(5,286)
Net loss per common share (a)	$(0.87)	$(0.41)

FFO attributable to common stockholders	$(4,029)	$2,626
FFO per common share (a)	(0.31)	$0.21

Core FFO attributable to common stockholders	$(1,909)	$2,650
Core FFO per common share (a)	$(0.15)	$0.21
(a) All per share data based on 12,799,703 and 12,750,066 diluted weighted-average shares outstanding for the three months ended June 30, 2021 and 2020, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of eight properties comprised of 1.2 million rentable square feet as of June 30, 2021. Portfolio metrics include:

•84.5% leased
•6.7 years remaining weighted-average lease term
•73% of annualized straight-line rent from top 10 tenants derived from investment grade or implied investment grade tenants with 9.2 years of weighted-average remaining lease term
•Diversified portfolio, comprised of 20% financial services tenants, 18% government and public administration tenants, 15% non-profit and 47% all other industries, based on square feet.

Capital Structure and Liquidity Resources

As of June 30, 2021, the Company had $23.9 million of cash and cash equivalents.8 The Company’s net debt9 to gross asset value10 was 38.3%, with net debt of $381.1 million.

All of the Company’s debt was fixed-rate as of June 30, 2021. The Company’s total combined debt had a weighted-average interest rate of 4.4%.11

Rent Collection Update

Second Quarter of 2021

For the second quarter of 2021, NYC collected 89% of the original cash rents that were due across the portfolio, including 90% of the original cash rent payable from the top 10 tenants in the portfolio (based on annualized straight-line rent). Cash rent collected includes both contractual rents and deferred rents paid during the period.1

Footnotes/Definitions

1 We calculate “original cash rent collections” by comparing original cash rent due under our lease agreements to the total amount of rent collected during the period, which includes both original cash rent due and payments of amounts deferred from prior periods. Eliminating the impact of deferred rent paid, we collected 89% of original cash rent for the second quarter of 2021 (90% for our top 10 tenants) and 85% of original cash rent for the first quarter of 2021. Top 10 tenants based on annualized straight-line rent. This information may not be indicative of future periods.
2 The impact of the COVID-19 pandemic on the Company’s future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict.
3 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of June 30, 2021. Based on annualized straight-line rent, top 10 tenants are 53% actual investment grade rated and 20% implied investment grade rated.
4 Represents percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet as of the date or period end indicated.
5 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of June 30, 2021.
6 Includes (i) all leases fully executed by both parties as of July 31, 2021, but after June 30, 2021, and (ii) all leases under negotiation with an executed LOI by both parties as of July 31, 2021. This represents two executed leases that commenced in the third quarter of 2021 totaling approximately 17,300 square feet and one LOI totaling 5,500 square feet, net of one lease termination for 8,800 square feet after June 30, 2021. There can be no assurance that the LOI will lead to a definitive lease that will commence on the contemplated terms, or at all. Leasing pipeline should not be considered an indication of future performance.
7 Net leverage equals net debt to gross asset value
8 Under one of our mortgage loans, we are required to maintain minimum liquid assets (i.e. cash and cash equivalents) of $10.0 million. Breaches of certain loan covenants have reduced the cash available to us. In the case of the loan secured by our 9 Times Square property, if the same covenants are breached in the third quarter of 2021, which we anticipate will occur, we will be required to either reach a satisfactory modification agreement with our lenders or make a significant repayment of principal under the loan agreement in order to avoid a default. There is no assurance we will be able to do either. Even if we are able to make a substantial repayment of principal (the amount of which cannot be estimated presently), our capital resources would be significantly impacted.
9 Total debt of $405.0 million less cash and cash equivalents of $23.9 million as of June 30, 2021. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
10 Defined as the carrying value of total assets of $841.4 million plus accumulated depreciation and amortization of $153.8 million as of June 30, 2021.
11 Weighted based on the outstanding principal balance of the debt.

Webcast and Conference Call
NYC will host a webcast and call on August 12, 2021 at 10:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the NYC website, www.newyorkcityreit.com, in the “Investor Relations” section.
Dial-in instructions for the conference call and the replay are outlined below.
To listen to the live call, please go to NYC’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the NYC website at www.newyorkcityreit.com.
Live Call
Dial-In (Toll Free): 1-866-211-4952
International Dial-In: 1-873-415-0249
Conference ID: 7023745
Conference Replay*
Domestic Dial-In (Toll Free): 1-800-585-8367
International Dial-In: 1-416-621-4642
Conference Number: 7023745
*Available three hours after the end of the conference call through November 12, 2021
About New York City REIT, Inc.
New York City REIT, Inc. (NYSE: NYC) is a publicly traded real estate investment trust listed on the NYSE that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.
 Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of NYC’s website at www.newyorkcityreit.com and on the SEC website at www.sec.gov.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.
Accounting Treatment of Rent Deferrals
The majority of the concessions granted to our tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. As a result of relief granted by the FASB and the SEC related to lease modification accounting, rental revenue used to calculate Net Income, NAREIT FFO and Core FFO have not been, and we do not expect it to be, significantly impacted by these types of deferrals.

Contacts:

Investors and Media:
Email: info@ar-global.com
Phone: (866) 902-0063

New York City REIT, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$193,658	$193,658
Buildings and improvements	570,132	568,861
Acquired intangible assets	98,118	98,118
Total real estate investments, at cost	861,908	860,637
Less accumulated depreciation and amortization	(153,793)	(139,666)
Total real estate investments, net	708,115	720,971
Cash and cash equivalents	23,875	30,999
Restricted cash	10,135	8,995
Operating lease right-of-use asset	55,272	55,375
Prepaid expenses and other assets (includes amounts due from related parties of $89 and $435 at June 30, 2021 and December 31, 2020, respectively)	11,952	12,953
Straight-line rent receivable	23,126	22,050
Deferred leasing costs, net	8,967	10,503
Total assets	$841,442	$861,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$397,345	$396,574
Accounts payable, accrued expenses and other liabilities (including amounts due to related parties of $0 and $0 at June 30, 2021 and December 31, 2020, respectively)	6,717	6,916
Operating lease liability	54,796	54,820
Below-market lease liabilities, net	13,003	14,006
Derivative liability, at fair value	2,583	3,405
Deferred revenue	4,943	4,558
Total liabilities	479,387	480,279

Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding at March 31, 2020 and December 31, 2020	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 12,776,448 and 12,802,690 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	132	129
Additional paid-in capital	689,653	686,715
Accumulated other comprehensive loss	(2,582)	(3,404)
Distributions in excess of accumulated earnings	(333,111)	(305,882)
Total stockholders’ equity	354,092	377,558
Non-controlling interests	7,963	4,009
Total equity	362,055	381,567
Total liabilities and equity	$841,442	$861,846

New York City REIT, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,
	2021	2020
Revenue from tenants	$14,977	$18,562

Operating expenses:
Asset and property management fees to related parties	1,847	1,844
Property operating	8,323	7,217
Equity-based compensation	2,120	24
General and administrative	1,984	2,497
Depreciation and amortization	7,023	7,912
Total operating expenses	21,297	19,494
Operating loss	(6,320)	(932)
Other income (expense):
Interest expense	(4,763)	(4,995)
Other income	31	641
Total other expense	(4,732)	(4,354)
Net loss attributable to common stockholders	$(11,052)	$(5,286)

Net loss per share attributable to common stockholders — Basic and Diluted	$(0.87)	$(0.41)
Weighted-average shares outstanding — Basic and Diluted	12,799,703	12,750,066

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2021	2020
Adjusted EBITDA
Net loss	$(11,052)	$(5,286)
Depreciation and amortization	7,023	7,912
Interest expense	4,763	4,995
Equity-based compensation	2,120	24
Other income	(31)	(641)
Adjusted EBITDA	2,823	7,004
Asset and property management fees to related parties	1,847	1,844
General and administrative	1,984	2,497
NOI	6,654	11,345
Accretion of below- and amortization of above-market lease liabilities and assets, net	(225)	(1,890)
Straight-line rent (revenue as a lessor)	(438)	(784)
Straight-line ground rent (expense as lessee)	26	27
Cash NOI	$6,017	$8,698

Cash Paid for Interest:
Interest expense	$4,763	$4,995
Amortization of deferred financing costs	(386)	(403)
Total cash paid for interest	$4,377	$4,592

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,		Three Months Ended March 31,
	2021	2020	2021
Net loss attributable to common stockholders	$(11,052)	$(5,286)	$(13,535)
Depreciation and amortization	7,023	7,912	8,526
FFO attributable to common stockholders	(4,029)	2,626	(5,009)
Equity-based compensation	2,120	24	2,115
Core FFO attributable to common stockholders	$(1,909)	$2,650	$(2,894)

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, Core FFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, Core FFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, Core FFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO differently than we do. Consequently, our presentation of FFO and Core FFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and Core FFO useful indicators of our performance. Because FFO and Core FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and Core FFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and Core FFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and Core FFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and Core FFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Core Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, rent collection rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Core Funds from Operations
Beginning in the third quarter 2020, following the listing of our Class A common stock on the NYSE, we began presenting Core
FFO as a non-GAAP metric. We believe that Core FFO is utilized by other publicly-traded REITs although Core FFO presented by us may not be comparable to Core FFO reported by other REITs that define Core FFO differently. In calculating Core FFO, we start with FFO, then we exclude the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our real estate operating portfolio, which is our core business platform. Specific examples of discrete non-operating items include acquisition and transaction related costs for dead deals, debt extinguishment costs, listing related costs and expenses (including the vesting and conversion of Class B units and cash expenses and fees which are non-recurring in nature incurred in connection with the listing of Class A common stock on the NYSE and related transactions), and non-cash equity-based compensation. We add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition and transaction dead deal costs as well as non-operating costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the listing related costs and expenses, other non-cash items such as the vesting and conversion of the Class B Units, equity-based compensation expense and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, rent collection rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.